UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2022

INTERPACE BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

delaware	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building C

300 Interpace Parkway,

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(855) 776-6419

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2022 (the “Transition Date”), Thomas Freeburg, the Chief Financial Officer of Interpace Biosciences, Inc. (the “Company”), resigned from his position as Chief Financial Officer and as an employee of the Company. Pursuant to a Severance and Consulting Agreement and General Release between the Company and Mr. Freeburg (the “Consulting Agreement”) effective September 30, 2022, Mr. Freeburg will provide certain consulting services to the Company, including finance and accounting services, as requested or deemed appropriate by the Company’s Chief Executive Officer and/or other senior management employees. Mr. Freeburg will continue to act as the Company’s principal financial officer during the Consulting Term, as defined below, until such time as the Company recruits a new Chief Financial Officer to replace Mr. Freeburg.

Pursuant to the Consulting Agreement, the Company agreed to pay Mr. Freeburg severance payments equal to $127,500 (which amount is equal to six months of Mr. Freeburg’s annual base salary in effect on the Transition Date), payable in semi-monthly installments in accordance with the Company’s payroll practices. On the Transition Date, Mr. Freeburg’s outstanding equity awards scheduled to vest during the 24-month period following the Transition Date accelerated and became fully vested on such date, and any stock options exercisable into a total of 50,000 shares of common stock of the Company that have vested on the Transition Date will remain exercisable until the 90th day following the Consulting Termination Date (as defined below). In addition, Mr. Freeburg remains eligible to continue participation in the Company’s health and dental benefit plans for the six-month period following the Transition Date, or if earlier, through the date Mr. Freeburg becomes eligible for other group health coverage in connection with new employment, provided he has properly and timely elected to continue such coverage under the Company’s plans. The Consulting Agreement includes general releases of claims by Mr. Freeburg in favor of the Company and certain Released Parties (as defined therein), and mutual non-disparagement obligations on Mr. Freeburg and on the Company. Mr. Freeburg remains subject to the Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement, dated as of February 1, 2021, entered into with the Company. The Consulting Agreement commences on the Transition Date and terminates no earlier than January 30, 2023 and no later than March 30, 2023 (subject to extension upon mutual agreement by the parties) (the “Consulting Term”, and the termination date of the Consulting Term, the “Consulting Termination Date”). In consideration for Mr. Freeburg’s consulting services, the Company will pay Mr. Freeburg a monthly fee of $6,000 and reimburse reasonable expenses incurred by Mr. Freeburg in the performance of such consulting services, in accordance with the Company’s expense reimbursement policy. During the Consulting Term, Mr. Freeburg will not be required to devote, on average, more than twenty percent of his time (or approximately eight hours per week) in providing consulting services to the Company. In addition, during the Consulting Term, Mr. Freeburg may enter into other consulting agreements or arrangements or seek and obtain full-time employment or consulting assignments from other companies or individuals.

The foregoing summary of the Consulting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Severance and Consulting Agreement and General Release, dated September 30, 2022, by and between Interpace Biosciences, Inc. and Thomas Freeburg.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Biosciences, Inc.

By:	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and Chief Executive Officer

Date: October 4, 2022